Exhibit 99.1

     Harrington West Announces Resignation of Sean Callow, Chief Financial
           Officer, to Pursue an Entrepreneurial Business Opportunity

     SOLVANG, Calif.--(BUSINESS WIRE)--June 4, 2004--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB and its division Harrington Bank, announced today that Mr. Sean Callow, HWFG's Senior Vice President and Chief Financial Officer, has resigned his position effective June 10, 2004. Mr. Callow is pursuing a new career in self-storage syndication, development, management, and consulting; his lifelong desire to start and manage his own business. Mr. Callow served Los Padres Bank for thirteen years and has been instrumental in the progress and accomplishments achieved by the finance department and Company.
     Harrington West also announced that William ("Butch") W. Phillips, the Company's and Bank's President and Chief Operating Officer, will re-assume the additional role of Chief Financial Officer of the Company and the Bank. Mr. Phillips previously served as Senior Vice President and CFO of the Bank and the Company, prior to being promoted to President. Mr. Callow has offered to work with the Company on a consulting basis to assist with a smooth transition.
     Mr. Phillips announced that Ms. Kerry Steele has been promoted to Vice President, Senior Controller, and will be responsible for the accounting department's daily operations. Ms. Steele joined Los Padres Bank in February 2004 and has demonstrated her managerial skills and accounting expertise. Ms. Steele is a certified public accountant and was formerly Director of Corporate Accounting for World Minerals, Inc., a fortune 500 subsidiary. Ms. Steele received her public training with KPMG, LLP. Mr. Phillips also stated that Lara Vacca, Vice President, Director of Financial Reporting, will also be instrumental in the transition period with her six year career with the Bank in financial reporting and as its former Controller.
     Commenting on the recent developments, Craig J. Cerny, Chairman and CEO of Harrington West, stated, "We wish Sean much success in the pursuit of his entrepreneurial goals. Sean was instrumental in the development of the Finance and Accounting division since Harrington West's acquisition of Los Padres Bank in 1996, and he will be missed by all of us. The Company, though, is well positioned given Butch Phillip's tenure in previously leading this division and with the support, expertise, and experience of Kerry Steele and Lara Vacca."

     Harrington West Financial Group, Inc. is a $1.0 billion financial institution holding company for Los Padres Bank and its division Harrington Bank. It will operate 13 full service banking operations on the central coast of California, Scottsdale Arizona, and the Kansas City metro when it opens the Ventura, California office in May of 2004. It also owns Harrington Wealth Management Company, a trust and investment management company with $126.1 million in assets under management or custody, and 51% of Los Padres Mortgage Company, LLC, a joint venture mortgage origination company, with Resource Marketing, Inc, the largest RE/MAX realty franchise in Arizona, holding the remaining 49%.

     CONTACT: Harrington West Financial Group, Inc.
              Lisa Watkins, 805-688-6644
              Craig J. Cerny, 913-663-0180